Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petróleo Brasileiro S.A.

We consent to the incorporation by reference in the registration statements (File Nos. 333-261817 and 333-261817-01) on Form F-3 of Petróleo Brasileiro S.A. - Petrobras and Petrobras Global Finance B.V., respectively, of our report dated March 30, 2022, with respect to the consolidated financial statements of Petróleo Brasileiro S.A. – Petrobras, and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

Rio de Janeiro, Brazil

March 30, 2022